Exhibit 10.4

GLOBAL AMENDMENT TO PROMISSORY NOTES

This GLOBAL AMENDMENT TO PROMISSORY NOTES (the “Amendment”) is dated effective as of January 17, 2024 (the “Amendment Effective Date”), by and between EzFill Holdings, Inc., a Delaware Corporation (the “Company”) and AJB Capital Investments, LLC, a Delaware limited liability company (“AJB” and together with the Company, the “Parties”).

WHEREAS, the Company and AJB entered into and executed that certain Promissory Note, dated as of April 19, 2023 (the “April 2023 Note”), and as amended by that certain Amended and Restated Promissory Note, dated May 17, 2023 (the “Amended and Restated Note”); and

WHEREAS, on September 22, 2023, the Company issued to AJB an additional Promissory Note in a principal amount of up to $600,000 (the “September 2023 Note”); and

WHEREAS, on October 13, 2023, the Company issued to AJB an additional Promissory Note in a principal amount of up to $320,000 (the “October 2023 Note,” and together with the April 2023 Note, the Amended and Restated Note, the September 2023 Note, and the October 2023 Note, the “Notes”); and

WHEREAS, the Company and AJB would like to amend the Notes to change certain terms set forth in the Notes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1. Recitals. The recitations set forth in the preamble of this Amendment are true and correct and incorporated herein by this reference.

2. Capitalized Terms. All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Notes, except as otherwise specifically set forth herein.

3. Conflicts. In the event of any conflict or ambiguity by and between the terms and provisions of this Amendment and the terms and provisions of the Notes, the terms and provisions of this Amendment shall control, but only to the extent of any such conflict or ambiguity.

4. Amendment to Notes.

Section 1.2(a) of the Notes is hereby replaced with the following language:

Calculation of Conversion Price. Subject to the adjustments described herein, the conversion price (as adjusted, the “Conversion Price”) shall equal (x) until the date of the Shareholder Approval the greater of (a) $1.23 (the “Nasdaq Minimum Price”), and (b) the lower of the average VWAP over the ten (10) Trading Day period either (i) ending on date of conversion of this Note or (ii) the date hereof and (y) following the date of the Shareholder Approval, the greater of the average VWAP over the ten (10) Trading Day period either (i) ending on date of conversion of this Note or (ii) $0.70 (the “Floor Price”). For the avoidance of doubt, no conversion may be effected under this Note at a price per share less than the Floor Price, notwithstanding the receipt of Shareholder Approval. To the extent the Conversion Price of the Borrower’s Common Stock closes below the par value per share, the Borrower will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Borrower agrees to honor all conversions submitted pending this adjustment. If the shares of the Borrower’s Common Stock have not been delivered within three (3) business days to the Borrower or Borrower’s transfer agent, the Notice of Conversion may be rescinded. At any time after the Closing Date, if in the case that the Borrower’s Common Stock is not deliverable by DWAC (including if the Borrower’s transfer agent has a policy prohibiting or limiting delivery of shares of the Borrower’s Common Stock specified in a Notice of Conversion), an additional 10% discount will apply for all future conversions under all Notes until DWAC delivery becomes available. If in the case that the Borrower’s Common Stock is “chilled” for deposit into the DTC system and only eligible for clearing deposit, a 15% discount shall apply for all future conversions under all Note until such chill is lifted. Additionally, if the Borrower ceases to be a reporting company pursuant to the 1934 Act or if the Note cannot be converted into free trading shares after one hundred eighty-one (181) days from the Issue Date (other than as a result of the Holder’s status as an affiliate of the Company), an additional 15% discount will be attributed to the Conversion Price. “VWAP” shall mean the daily dollar volume-weighted average sale price for the Common Stock on the Trading Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price”, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the Trading Market. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Borrower and the Holder. All such determinations of VWAP shall be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine the Market Price (or other period utilizing VWAPs). “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the Trading Market. “Trading Market” shall mean the Nasdaq Capital Market or on any other principal securities exchange or other securities market on which the Common Stock is then being traded. The Borrower shall be responsible for the fees of its transfer agent and all DTC fees associated with any such issuance. Holder shall be entitled to deduct $500.00 from the conversion amount in each Notice of Conversion to cover Holder’s deposit fees associated with each Notice of Conversion.

While this Note is outstanding, each time any 3rd party has the right to convert monies owed to that 3rd party (or receive shares pursuant to a settlement or otherwise), including but not limited to under Section 3(a)(9) and Section 3(a)(10), at a discount to market greater than the Conversion Price in effect at that time (prior to all other applicable adjustments in the Note), but excluding any 3rd party loans that are already outstanding on the Issue Date, then the Holder, in Holder’s sole discretion, may utilize such greater discount percentage (prior to all applicable adjustments in this Note) until this Note is no longer outstanding. While this Note is outstanding, each time any 3rd party has a look back period greater than the look back period in effect under the Note at that time, including but not limited to under Section 3(a)(9) and Section 3(a)(10), excluding any 3rd party loans that are already outstanding on the Issue Date, then the Holder, in Holder’s sole discretion, may utilize such greater number of look back days until this Note is no longer outstanding. The Borrower shall give written notice to the Holder within one (1) business day of becoming aware of any event that could permit the Holder to make any adjustment described in the two immediately preceding sentences.

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Section 1.6 of the Notes is hereby amended to read as follows:

Effect of Certain Events.

(a) Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall either: (i) be deemed to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III) or (ii) be treated pursuant to Section 1.6(c) hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b) Adjustment Due to Stock Split by Borrower. If, at any time when this Note is issued and outstanding and prior to conversion of all of the Notes Borrower shall: (i) subdivides outstanding shares of its Common Stock into a larger number of shares, or (ii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then in each case the number of shares and the price for any conversion under this Note shall be adjusted in alignment with, in accordance with, and by the same ratios or multipliers of, any such subdivision, split, reverse split set forth in items (i) and (ii) of this subsection. Notwithstanding any reverse stock split, the Floor Price set forth in Section 1.2(a) shall not exceed $2.10. If any reverse stock split by the Company would result in the Floor Price exceeding $2.10, Holder may in its sole discretion (i) deem it to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III) or (ii) be treated pursuant to Section 1.6(b) hereof.

(c) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of the Notes, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not affect any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, fifteen (15) days prior written notice (but in any event at least ten (10) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 1.6(b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

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(d) Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(e) Adjustment Due to Dilutive Issuance. If, at any time when any Notes are issued and outstanding, the Borrower issues or sells, or in accordance with this Section 1.6(d) hereof is deemed to have issued or sold, and any shares issued under conversion or exercise of 3rd party securities that are already outstanding on the Issue Date, any shares of Common Stock for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance.

The Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

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Additionally, the Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or sells any Convertible Securities, whether or not immediately convertible, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(f) Purchase Rights. If, at any time when any Notes are issued and outstanding, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Holder of this Note will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(g) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 1.6, the Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note.

6. Extension. The Maturity Date of both the September 2023 Note and the October 2023 Note shall be extended until April 19, 2024. Notwithstanding: (i) if the Borrower conducts a capital raise of $10 million or above the September 2023 Note shall be repaid with the proceeds of such capital raise; and (ii) if the Borrower conducts a capital raise of $15 million or above both the September 2023 Note and the October 2023 Note shall be repaid with the proceeds of such capital raise.

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7. Extension Fee. It is agreed that the number of shares of Common Stock issuable to Holder for the extension under this Amendment shall be 180,000 shares (the “Extension Shares”). Upon request by the Holder, the Company shall instruct its transfer agent (the “Transfer Agent”) to issue from time to time following Closing certificate(s) or book entry statement(s) for an aggregate amount of 180,000 shares of Common Stock, such that the Holder shall never be in possession of an amount of Common Stock greater than 9.99% of the issued and outstanding Common Stock of the Company; provided, however that (i) this ownership restriction described in this Section may be waived by Holder, in whole or in part, upon 61 days’ prior written notice, (ii) the Company shall not issue such shares until such time as Holder’s ownership is less than 9.99%, or (iii) upon request by Holder, the Company shall issue pre-funded warrants providing the Holder with the same economic benefits as if the shares had been issued to it. In the event any certificate or book entry statement representing the Extension Shares issuable hereunder shall not be delivered to the Holder within one (1) Business Day following any request hereunder, the same shall be an immediate default under this Agreement, the Note, and any other documents or agreements executed in connection with the transactions contemplated hereunder (the “Transaction Documents”). The Extension Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Company’s Common Stock. The Extension Shares shall be deemed fully earned as of the date hereof.

8. Not a Novation. This Amendment is a modification of the Notes only and not a novation.

9. Effect on Notes and Transaction Documents. Except as expressly amended by this Amendment, all of the terms and provisions of the Notes and the Transaction Documents shall remain and continue in full force and effect after the execution of this Amendment, are hereby ratified and confirmed, and incorporated herein by this reference.

10. Execution. This Amendment may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Amendment. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf’ signature page was an original thereof.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

AJB CAPITAL INVESTMENTS, LLC

By:
Name:
Title:

EZFILL HOLDINGS, INC.

By:
Name:	Yehuda Levy
Title:	Interim Chief Executive Officer

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